EXECUTION VERSION

SALE AGREEMENT

INTERPOOL CONTAINERS LIMITED,

AS SELLER,

INTERPOOL, INC.,

AS THE INDIRECT PARENT OF SELLER,

and

P & R EQUIPMENT AND FINANCE CORP,

AS PURCHASER

Dated as of

March 14, 2006

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS	1
Section 1.01 Definitions Section 1.02 Interpretative Provisions	1 9

ARTICLE II. SALE OF CONTAINERS	9
Section 2.01 Sale of Sold Assets
Section 2.02 Sale of Containers and Related Assets
Section 2.03 Required Financing Statements and Filings; Marking of Records
Section 2.04 General Provisions Regarding All Sales of Containers
Section 2.05 Adjustment of Final Purchase Price	9 10 10 11 12

ARTICLE III. REPRESENTATIONS AND WARRANTIES	13
Section 3.01 Representations and Warranties of the Parent and the Seller Section 3.02 Representations and Warranties of the Purchaser	13 21

ARTICLE IV. COVENANTS OF PARENT AND SELLERS	23
Section 4.01 Seller Covenants	23

ARTICLE V. CONDITIONS PRECEDENT	25
Section 5.01 Conditions to Purchaser's Obligations Section 5.02 Conditions to the Seller's Obligations	25 26

ARTICLE VI. TERMINATION	27
Section 6.01 Termination Section 6.02 Effect of Termination; Liquidated Damages	27 27

ARTICLE VII. INDEMNIFICATION PAYMENTS	29
Section 7.01 By the Seller Section 7.02 By Purchaser Section 7.03 Indemnification Procedure Section 7.04 Indemnification Period Section 7.05 Exclusivity	29 30 31 32 32

ARTICLE VIII. MISCELLANEOUS PROVISIONS	33
Section 8.01 Amendment
Section 8.02 GOVERNING LAW
Section 8.03 CONSENT TO JURISDICTION
Section 8.04 JURISDICTION
Section 8.05 Judgment Currency
Section 8.06 Notices
Section 8.07 Severability of Provisions
Section 8.08 Assignment
Section 8.09 Further Assurances
Section 8.10 No Waiver; Cumulative Remedies
Section 8.11 Counterparts
Section 8.12 Binding
Section 8.13 Merger and Integration
Section 8.14 Headings
Section 8.15 Schedules and Exhibits
Section 8.16 WAIVER OF JURY TRIAL
Section 8.17 Waiver of Immunity
Section 8.18 Costs And Expenses
Section 8.19 Survival of Representations
Section 8.20 Signatures	33 33 33 34 34 35 35 35 36 36 36 36 36 36 36 37 37 37 37 37

EXHIBITS

A-1 A-2 A-3 B-1 C-1 C-2 C-3A C-3B C-4 C-5	– – – – – – – – – –	List of Containers (Interpool Containers Limited)
List of Containers (CAI)
Substitute List of Containers
Form of Container Sale Certificate
Master Equipment Lease Agreement - Interpool Containers Limited
Finance Lease - Interpool Containers Limited
Operating Lease - Interpool Containers Limited
Operating Lease - Interpool Containers Limited
Master Equipment Lease Agreement - CAI
Operating Lease - CAI

SCHEDULES

1 2	– –	CEU Value by Container Type Wire Instructions

SALE AGREEMENT

          THIS SALE AGREEMENT, dated as of March 14, 2006 (as amended, restated, modified or supplemented from time to time in accordance with its terms, this “Agreement”), is entered into among INTERPOOL CONTAINERS LIMITED (together with its successors and permitted assigns, “Interpool” or “Seller”), a Barbados company with its chief executive office at 211 College Road East, Princeton, New Jersey 08540 USA, INTERPOOL, INC. (together with its successors and permitted assigns, “Parent”), a Delaware corporation with its principal place of business at 211 College Road East, Princeton, New Jersey 08540, and P & R EQUIPMENT AND FINANCE CORP (together with its successors and permitted assigns, the “Purchaser”), a Swiss company with its chief executive office at Industriestrasse 6, 6301 Zug, Switzerland.

W I T N E S S E T H :

          WHEREAS, in contemplation of this Agreement, the Seller has agreed to sell, transfer and assign to the Purchaser on the Funding Date, and the Purchaser has agreed to accept on the Funding Date, all right, title and interest of the Seller in, to and under the Sold Assets sold by the Seller upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

           Section 1.01 Definitions.

          Capitalized terms herein shall have the following meanings and the definitions of such terms shall be equally applicable to the singular and plural forms of such terms:

          “Actual Fleet Size” The total number of CEUs included in the Sold Containers, based on data produced as of the Cut-Off Date and delivered to the Purchaser pursuant to Section 2.05(c) hereof.

          “Adjustment Date” This term shall have the meaning set forth in Section 2.05(a).

          “Affiliate” With respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          “Agreement” This term shall have the meaning set forth in the preamble of this Agreement.

          “Applicable Law” With respect to any Person or Sold Asset, all existing laws, rules, guidelines, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority and judgments, decrees, injunctions, writs, or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction applicable to such Person or Sold Asset.

          “Assumed Fleet Size” Based on data produced as of February 28, 2006, this term shall mean 367,000 CEUs.

          “Bankruptcy Code” The Bankruptcy Reform Act of 1978, as amended from time to time, and any successor statute thereto.

           “CAI” Container Applications International, Inc., a Nevada corporation and its successors and permitted assigns.

          “CAI Lease” Each Lease entered into by CAI, whether in its own name as lessor or as agent for the lessor, in each case for and on behalf of the Seller.

          “Casualty Loss” Any of the following events with respect to any Sold Container: (a) thirty (30) days following the Seller’s determination that such Sold Container is damaged beyond repair or permanently rendered unfit for use for any reason whatsoever (including loss, theft or destruction), (b) the seizure, condemnation or confiscation of such Sold Container for a period exceeding sixty (60) days, or (c) if such Sold Container is subject to a Lease Agreement, such Sold Container shall have been deemed under its Lease Agreement to have suffered a casualty loss. In determining the date on which a Casualty Loss occurred, the application of the time frames set forth in clauses (a) through (c) above shall in no event result in the deemed occurrence of a Casualty Loss prior to the date on which an officer of the Purchaser or the Seller obtains actual knowledge of such Casualty Loss.

          “CEU” A cost-equivalent unit that is a fixed unit of measurement based on the cost of a Container relative to the cost of a twenty (20) foot standard dry freight Container, which cost shall be determined by reference to Schedule 1 of this Agreement.

          “CEU Price” This term shall mean $1,403.27.

          “Closing Date” This term shall mean March 14, 2006.

          “Container” Any dry cargo, domestic storage, high cube or other type of marine or intermodal container (including any related equipment) owned by the Seller.

          “Container Identification Number” The unique alpha numeric code assigned to a Sold Container.

          “Container Representations and Warranties” With respect to each Sold Container, the representations and warranties of Parent and Seller as set forth in paragraphs (v) through (tt) inclusive of Section 3.01.

          “Container Sale Certificate” A Container Sale Certificate, substantially in the form of Exhibit B hereto, executed and delivered by the Seller and the Purchaser in accordance with the terms of this Agreement.

          “Cut-Off Date” This term shall mean April 1, 2006.

           “Dollars” or “$” The lawful currency of the United States of America.

          “Escrow Agent” This term shall mean Wells Fargo Bank Northwest, N.A.

          “Escrow Letter” That certain Escrow Letter, dated as of the Closing Date, by the Purchaser and the Seller, as acknowledged and consented to by the Escrow Agent.

          “Excluded Amounts” All of the following: (i) any payments received from a Lessee in connection with any late charges, taxes, fees or other charges imposed by any Governmental Authority, or (ii) any indemnity payments made by a Lessee or payments made for the benefit of any Person pursuant to a liability insurance policy.

          “Final Purchase Price” This term shall have the meaning set forth in Section 2.01(a).

          “Finance Lease” A lease which satisfies the criteria for classification as a direct financing lease pursuant to GAAP.

          “Fortis Financing” A loan by Fortis Capital Corp. to PRB Limited in an amount not less than $416,150,000 to enable it to fund a portion of the purchase price of the Sold Assets.

          “Funding” The sale of the Sold Assets pursuant to this Agreement.

           “Funding Date” This term shall have the meaning set forth in Section 2.01(a).

          “GAAP” Those generally accepted accounting principles in the United States as in effect from time to time. Unless otherwise defined or the context otherwise requires, all accounting terms used herein shall be construed, and all accounting determinations and computations required hereunder shall be made, in accordance with GAAP in effect on the date on which they are applied, and shall be applied consistently throughout the relevant periods.

           “Governmental Authority” Any one of the following: (i) any federal, state, county, municipal or foreign government, or political subdivision thereof, (ii) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (iii) any court or administrative tribunal or (iv) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

           “Indemnified Cost” This term shall have the meaning set forth in Section 7.01.

          “Insolvency Law” The Bankruptcy Code or any similar Applicable Law in Barbados or in any other applicable jurisdiction.

          “Insurance Policy” With respect to any Lease, an insurance policy covering physical damage to the related Sold Containers or covering any liabilities arising from the related Sold Container or use thereof.

          “Interpool” This term shall have the meaning set forth in the Preamble of this Agreement.

          “Lease” or “Lease Agreement” Each and every item of chattel paper, installment sales agreement, equipment lease or rental agreement (including progress payment authorizations) to which a Sold Container is subject (but only to the extent such lease relates to a Sold Container), including (i) all rental and other payments with respect to such Sold Container to be made by the Lessee thereunder that accrue on or after the Cut-Off Date, (ii) all rights of the lessor thereunder relating to such Sold Container and (iii) any and all amendments, renewals and extensions thereof relating to such Sold Container.

          “Lease File” With respect to each Lease included in the Sold Assets, the file containing all of the following:

(i)

Except with respect to the CAI Leases or Split Leases included in the Sold Assets, an originally executed or acknowledged counterpart of the Lease, lease supplement, lease addendum and/or lease schedule, executed by each of the lessor and the Lessee (unless such Lessee does not ordinarily execute such documents with container lessors, in which case an acceptable substitute will be available);

(ii)

A photocopy of CAI Leases, including the related the Master Equipment Lease Agreement of such Lease (unless the Lessee under such Lease does not ordinarily execute such documents with container lessors, in which case an acceptable substitute will be available);

(iii)	guarantees and other collateral for such Lease, if any; and

(iv)	any amendments or assignments, if any.

          If applicable, the Seller shall identify any Lease File that may relate to a Lease that is a Split Lease.

          “Lessee” Any Person who leases or subleases a Sold Container pursuant to a Lease.

          “Lien” Any security interest, lien, charge, pledge, equity or encumbrance of any kind.

          “List of Containers” A true and complete list of all Sold Containers to be conveyed by the Seller on the Funding Date and the following information for each such Sold Container as of February 28, 2006 or the Cut-Off Date, as applicable:  (i) Container Indentification Number, (ii) description and type, (iii) acquisition date, (iv) if subject to a Lease, the identity of the Lessee, the related Lease number and Lease type, the per diem rental in effect at month end, the Lease start and expiry dates, whether an option to purchase such Sold Container has been granted and amount for which any such purchase option may be exercised, and whether the Sold Container is covered by Damage Protection Plan coverage, and (v) if not subject to a Lease, its location and repair status.

          “Management Agreement” Either or both, as the context may require, of (i) that certain PRB Management Agreement, to be dated as of the Closing Date, among PRB Limited, CAI and Interpool, as the same may be amended from time to time and (ii) that certain P&R Management Agreement, to be dated as of the Closing Date, among the Purchaser, CAI and Interpool, as the same may be amended from time to time.

          “Manager” The Person(s) performing the duties of the Manager under the Management Agreement; initially, CAI.

          “Master Equipment Lease Agreement” An agreement substantially in the form of Exhibit C-1 or Exhibit C-4 hereto.

          “Net Final Purchase Price” This term shall have the meaning set forth in Section 2.01(b).

          “OFAC” The Office of Foreign Assets Control of the United States Department of the Treasury.

          “Offsetting Recovery” This term shall have the meaning set forth in Section 7.01(b).

          “Officer” Any officer of the Person in question who, in the ordinary course of such officer’s duties, would be familiar with the matters relating to the transactions contemplated by this Agreement.

           “Parent” shall have the meaning set forth in the preamble of this Agreement.

          “Permissible Container Type” A Sold Container that is classified as any one of the following:

           (i)   twenty foot dry cargo;

           (ii)   forty foot dry cargo;

           (iii)   forty-five foot dry cargo;

           (iv)   fifty-three foot dry cargo;

           (v)   forty foot high cube; or

           (vi)   forty-five foot high cube.

          “Permitted Lien” With respect to the Sold Assets, any or all of the following:

(i)	Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate Proceedings and for the payment of which adequate cash reserves are maintained by a Manager;

(ii)

with respect to the Sold Containers, carriers’, warehousemens’, mechanics’, or other like Liens arising in the ordinary course of business and relating to amounts not yet due or which shall not have been overdue for a period of more than (60) days or which are being contested in good faith by appropriate Proceedings and for the payment of which adequate cash reserves are maintained by a Manager, provided, however, in no event shall any such contest result in the loss of an affected Sold Container;

(iii)	with respect to the Sold Containers, Leases entered into in the ordinary course of business providing for the leasing of Sold Containers;

(iv)	with respect to any Sold Container then on Lease, any purchase option of a Lessee set forth on the List of Containers; and

(v)	Liens created by this Agreement.

           “Person” An individual, a partnership, a limited liability company, a corporation, a joint venture, an unincorporated association, a joint-stock company, a trust, a national banking association, an unincorporated organization, any other entity or a Governmental Authority.

          “PRB Limited” This term shall mean PRB Limited, a Bermuda corporation and an Affiliate of Purchaser.

          “Premium Recapture” This term shall have the meaning set forth in Section 7.01(b).

          “Proceeding” Any suit in equity, action at law, or other judicial or administrative proceeding.

          “Proceeds” This term shall have the meaning set forth in Section 9-102(a)(64) of the UCC.

          “Purchaser” This term shall have the meaning set forth in the preamble of this Agreement.

          “Purchaser Deposit” This term shall have the meaning set forth in Section 6.02(c)(i).

          “Records” All contracts and other documents, purchase orders, invoices, agreements, books, records and other information maintained with respect to Sold Assets and the related Persons which the Seller has generated, in which the Purchaser has acquired an interest pursuant to this Agreement or in which the Purchaser has otherwise obtained an interest, provided, however, that Records shall not include computer programs, tapes, disks, punch cards, data processing software, similar electronic media or related property or rights.

          “Related Assets” With respect to any Sold Container, all of the following: (i) all of the Seller’s right, title and interest in, to and under, the Leases and all amendments, additions and supplements including schedules, summary schedules and subschedules made or hereafter made with respect thereto; (ii) all accrued but unpaid rental receivables owing with respect to the Leases on the Cut-Off Date and all monies due or to become due in payment of the Leases on or after the Cut-Off Date, including all rental and other payments with respect thereto, and any liquidation, casualty or termination proceeds received with respect thereto, but excluding any Excluded Amounts; (iii) all other documents relating to the Leases including rights under any UCC financing statements or documents of similar import filed against the related Lessee; (iv) proceeds payable to the Purchaser of all Insurance Policies maintained by, or on behalf of a Lessee, under a Lease with respect to the foregoing; (v) all guarantees, Supporting Obligations or other credit support supporting or securing payment of any Lease; (vi) any agreements with the dealer or manufacturer of the related Sold Containers but only to the extent that such rights specifically relate to the Sold Containers; (vii) any maintenance agreement or any agreement pursuant to which a Lease was acquired from a third party or any Affiliate, in each case to the extent specifically relating to a Lease, and (viii) all Proceeds and income of the foregoing or relating thereto.

          “Related Documents” This Agreement, the Management Agreements, the Escrow Letter and each other document or instrument executed by the Parent or the Seller in connection herewith or therewith.

          “Sanctioned Country” A country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

          “Sanctioned Person” Any of the following currently or in the future: (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent the agency, organization, or person is subject to a sanctions program administered by OFAC.

          “Seller” This term shall have the meaning set forth in the preamble of this Agreement.

          “Seller Deposit” This term shall have the meaning set forth in Section 6.02(c)(ii).

          “Sold Assets” The Sold Containers and Related Assets, collectively and including, without limitation, all rights to lease rental payments for the Sold Containers accruing from and after the Cut-Off Date.

          “Sold Container” A Container sold by the Seller to the Purchaser in accordance with the terms of this Agreement, as more particularly identified on the attached Exhibits A-1 and A-2, and, to the extent any additional Containers are tendered pursuant to Section 2.05(b), the Containers identified on Schedule 1 to the Container Sale Certificate delivered on the Adjustment Date.

          “Split Lease” Any lease to which a Sold Container is subject that also relates to Containers that are not Sold Containers.

          “Submanager” This term shall have the meaning set forth in the Management Agreement.

          “Substitute Container List” A true and complete list of all Containers eligible to be conveyed by the Seller on the Adjustment Date and the following information for each such Sold Container as of February 28, 2006 or the Cut-Off Date, as applicable:  (i) Container Indentification Number, (ii) description and type, (iii) acquisition date, (iv) if subject to a Lease, the identity of the Lessee, the related Lease number and Lease type, the per diem rental in effect at month end, the Lease start and expiry dates, whether an option to purchase such Sold Container has been granted and amount for which any such purchase option may be exercised, and whether the Sold Container is covered by Damage Protection Plan coverage, and (v) if not subject to a Lease, its location and repair status.

          “Supporting Obligation” This term shall have the meaning set forth in Section 9-102(a)(77) of the UCC.

           “Tax Benefit” An amount by which the Tax liability of any party (or group of Affiliates including such party) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) after taking into account any increase in such party’s Tax liability as a result of its receipt of any related indemnity payment plus any related interest received from the relevant Taxing Authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnified Costs shall be deemed to be realized on a pro rata basis with any other losses, deductions, credits or items of such party (or group of Affiliates including such party).

          “Taxes” Any and all taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including gross receipts, excise, property, sales, transfer, license, payroll, social security and franchise taxes now or hereafter imposed or levied by the United States of America, or any state or local government or by any department, agency or other political subdivision or taxing authority thereof and all interest, penalties, additions to tax or similar liabilities with respect thereto.

          “Taxing Authority” Any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

           “UCC” The Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Purchaser’s security interest (if any) in any Sold Assets is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

           Section 1.02 Interpretative Provisions.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

           (a)     the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

           (b)     accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date hereof;

           (c)     references herein to “Articles”, “Sections”, “Subsections”, “paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Agreement;

           (d)     a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

           (e)     the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

           (f)     the term “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE II.
SALE OF CONTAINERS

           Section 2.01 Sale of Sold Assets.

           (a)     On March 31, 2006 or such other date as may be mutually agreed by the Seller and the Purchaser at least two (2) Business Days prior to such date (the “Funding Date”), the Seller will assign, convey, sell, deliver, grant and transfer to the Purchaser, and the Purchaser will acquire from the Seller, all of the Seller’s rights, title and interest in, to and under the Sold Assets set forth on Exhibits A-1 and A-2 hereto, provided however, that any revenue or monies with respect to the Sold Assets accruing before the Cut-Off Date shall be for the account of the Seller and any revenue or monies accruing on or after the Cut-Off Date, shall be for the account of the Purchaser. Each of the Seller and the Purchaser agree that the purchase price of the Sold Assets to be acquired from the Seller (the “Final Purchase Price”) will be $515,000,000; provided, that, in conjunction with the payment of the Final Purchase Price, the Final Purchase Price will be supplemented with any payment required by Section 2.05(e) below; and provided, further, the Final Purchase Price shall be subject to adjustment in accordance with Section 2.05(a) below.

           If the sale of the Sold Assets is determined to be subject to any sales tax, the Final Purchase Price shall be deemed inclusive of any such Tax. For the avoidance of doubt, it is understood and agreed that all revenue (including lease payments) attributable to the Sold Assets prior to the Cut-Off Date shall be for the account of the Seller and all revenue (including lease payments) attributable to the Sold Assets from and after the Cut-Off Date shall be for the account of the Purchaser.

           (b)     Subject to the terms and conditions of this Agreement, on the Funding Date, the Purchaser hereby agrees to pay to the Seller the Final Purchase Price, less the amount of the Seller Deposit (the “Net Final Purchase Price”) for its Sold Assets in full by making wire transfers of immediately available funds to the Seller in the amount set forth above. In connection with the conveyance set forth in this Section 2.01, the Seller shall, (i) execute and deliver each of the documents set forth in Section 2.02(a) hereof, and (ii) complete the actions required by Section 2.03(b) hereof.

           Section 2.02 Sale of Containers and Related Assets.

           (a)     In connection with the sale of Sold Assets by the Seller to the Purchaser in accordance with the provisions of Section 2.01 of this Agreement and any tender of additional Containers pursuant to Section 2.05(b), the Seller shall execute and deliver to the Purchaser each of the following:

(i) On the Funding Date and the Adjustment Date, as applicable, a completed Container Sale Certificate which certificate shall operate as an assignment of all the Seller’s right, title, and interest in and to the Sold Assets identified in such certificate;

(ii) On the Funding Date and the Adjustment Date, as applicable, each Lease File associated with the Sold Assets to the applicable Manager, with duplicate copies thereof on CD-ROM to the Purchaser (within 15 days of the Funding Date); and

(iii) On the Funding Date and the Adjustment Date, as applicable, a data file that provides the information set forth on the List of Containers.

           (b)      Within one (1) Business Day following the Funding Date or the Adjustment Date, as applicable, the Seller shall send a notice of assignment to the applicable Manager related to the Sold Containers which notice shall advise the Manager of the absolute sale of such Sold Assets by the Seller to the Purchaser.

           Section 2.03 Required Financing Statements and Filings; Marking of Records.

           (a)      In connection with the sale of Sold Assets by the Seller on the Funding Date or the Adjustment Date, as applicable, on or prior to the Funding Date or the Adjustment Date, as applicable, Seller agrees to deliver to Purchaser and upon request of Purchaser to record and file, at its own expense, the following UCC financing statements and releases of registration of charges (and/or amendments to previously filed UCC financing statements or registration of charges), such filings to be made (unless otherwise requested by the Purchaser) in each case only to the extent necessary (or, as requested by the Purchaser, desirable) pursuant to applicable law to protect the ownership interest of the Purchaser therein: (i) UCC financing statements (and releases of Barbados registered charges) or documents of similar import, evidencing the release of the security interest of each other Person with respect to any of the Sold Assets; and (ii) UCC-1 financing statements, filed in the state of New Jersey, naming the Seller as debtor with respect to any “chattel paper” or “accounts” included in the Sold Assets. All UCC financing statements and registration of charges required pursuant to this Section 2.03 shall meet the requirements of Applicable Law.

All UCC financing statements and registration of charges required pursuant to this Section 2.03 shall meet the requirements of Applicable Law.

           (b)      In connection with the sale of Sold Assets, the Seller shall, at its own expense within ten (10) calendar days following the Funding Date and the Adjustment Date, as applicable, cause its master accounting and data processing records to be marked to indicate that all right, title and interest in each Sold Asset has been sold to the Purchaser. In addition, the Seller shall, within ten (10) calendar days following the Funding Date, cause each Manager to designate each of the Sold Containers with a numeric code that is unique to the Purchaser in their container management systems.

           (c)      In connection with the sale of Sold Assets hereunder, the Seller shall, at its own expense, within ten (10) Business Days following the Funding Date and the Adjustment Date, as applicable, record any appropriate filings reflecting the sale and transfer of the Sold Assets in the appropriate registries of foreign countries as may be required by the laws or regulations of the country of registration of such Sold Assets (if any).

           Section 2.04 General Provisions Regarding All Sales of Containers.

           (a)      The Parent and the Seller shall be liable to the Purchaser for all representations, warranties, covenants and indemnities made by the Parent and the Seller pursuant to the terms of this Agreement, all of which representations, warranties, covenants and indemnifications shall survive the sale of such Sold Assets hereunder.

           (b)      Consistent with the Purchaser’s ownership of the Sold Assets, as between the parties to this Agreement, the Purchaser shall have the sole right to service, administer and collect the Sold Assets and to assign and/or delegate such right to others.

           (c)      If at any time, after the Seller is no longer the submanager of the Sold Assets, Seller agrees that should it receive any payment or any proceeds that are due to or for the account of the Purchaser, it shall promptly (but in any event within five (5) Business Days after receipt and identification thereof) forward such payments to the Purchaser or in accordance with the Purchaser’s instructions and until so forwarded, Seller shall hold any such payment in trust for the Purchaser. The Purchaser agrees that should it receive any payment or any proceeds that are due to or for the account of Seller, the Purchaser shall promptly (but in any event within five (5) Business Days after receipt and identification thereof) forward such payments to the Seller or in accordance with the Seller’s instructions and until so forwarded, the Purchaser shall hold any such payment in trust for the Seller.

           (d)      The Purchaser shall have the unrestricted right to further assign, transfer, deliver, hypothecate, subdivide or otherwise deal with the Sold Assets, and all of the Purchaser’s right, title and interest in, to and under this Agreement, on whatever terms the Purchaser shall determine, pursuant to this Agreement or otherwise.

           (e)      The Seller agrees that it is shall be liable for the removal of any Permitted Liens of the type identified in clause (i) and (ii) of the definition of Permitted Lien to the extent that any such Permitted Lien existed prior to the Funding Date or the Adjustment Date, as applicable. The Seller shall take the necessary steps to remove any such Permitted Liens in accordance with Section 4.01(q) hereof.

           Section 2.05 Adjustment of Final Purchase Price.

           (a)      In the event that the number of CEUs of the Sold Assets delivered on the Funding Date deviates from the Assumed Fleet Size, the Seller and the Purchaser agree to adjust the Final Purchase Price based on the CEU Price and/or to tender or return containers. Any such adjustment shall be made on or about that day occurring forty-five (45) days after the Funding Date, as agreed to by the Purchaser and the Seller (the “Adjustment Date”), using data accurate as of March 31, 2006.

           (b)      To the extent that fewer CEUs are delivered on the Funding Date than the Assumed Fleet Size, the Seller shall tender to the Purchaser additional Containers selected from the Substitute Container List by delivery of a Container Sale Certificate and satisfaction of the requirements set forth in Sections 2.02, 2.03 and 2.04 hereof. If the delivery of additional Containers pursuant to this Section 2.05(b) does not result in an Actual Fleet Size equal to the Assumed Fleet Size, the Seller shall pay to the Purchaser, by wire transfer of immediately available funds to the account identified by the Purchaser, an amount equal to the product of (A) the excess of (x) the Assumed Fleet Size over (y) the Actual Fleet Size (taking into account any adjustment made pursuant to this Section 2.05(b)), and (B) the CEU Price (the “Downward Price Adjustment”). Any adjustment of the Final Purchase Price calculated pursuant to this Section 2.05(b) shall be made on or about the Adjustment Date, and any amounts payable pursuant to this Section 2.05(b) shall be paid in full by wire transfer of immediately payable funds to the account indicated in writing by the payee to the payor.

           (c)      To the extent that more CEUs are delivered on the Funding Date than the Assumed Fleet Size, the Purchaser shall return to the Seller containers representing the number of CEUs equal to the excess of (i) the Actual Fleet Size over (ii) the Assumed Fleet Size. Such return shall be affected by delivery of a Container Sale Certificate executed by the Purchaser for the benefit of the Seller. If for any reason the adjustment set forth in this Section 2.05(c) does not result in a fleet of Sold Assets equal to the Assumed Fleet Size, the Purchaser and the Seller agree to adjust the Final Purchase Price. To the extent that the Actual Fleet Size is less than the Assumed Fleet Size (taking into account any adjustment made pursuant to this Section 2.05(c)), the Seller shall make a Downward Price Adjustment.

           (d)      The Seller shall provide an update of the List of Containers on or before May 15, 2006, which shall set forth a true, correct and complete listing of the following information for each Sold Container as of the Cut-Off Date: (i) Container Indentification Number, (ii) description and type, (iii) acquisition date, (iv) if subject to a Lease, the identity of the Lessee, the related Lease number and Lease type, the per diem rental in effect at month end, the Lease start and expiry dates, whether an option to purchase such Sold Container has been granted and amount for which any such purchase option may be exercised, and whether the Sold Container is covered by Damage Protection Plan coverage, and (v) if not subject to a Lease, its location and repair status.

           (e)      In the event that the Funding Date does not occur on or before March 20, 2006, the Purchaser shall pay to the Seller an amount, in addition to the Final Purchase Price, equal to the product of (i) the Final Purchase Price, (ii) 6.75% and (iii) a fraction, the numerator of which is equal to (x) the actual number of days elapsed between March 20, 2006 and the Funding Date and (y) the denominator of which is equal to 360. Any adjustment of the Final Purchase Price calculated pursuant to this Section 2.05(e) shall be made concurrently with the payment of the Final Purchase Price. Any amounts payable pursuant to this Section 2.05(e) shall be paid in full by making wire transfer of immediately payable funds in accordance with Section 2.01(b).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

           Section 3.01 Representations and Warranties of the Parent and the Seller.

           The Parent and the Seller jointly and severally make the following representations and warranties for the benefit of the Purchaser, on which the Purchaser relies in accepting the conveyance of the Sold Assets. Such representations and warranties are made by the Parent and the Seller as of the Closing Date and as of the Funding Date unless otherwise specified below, and the Parent and the Seller’s obligations with respect to such representations and warranties shall survive the Closing Date and the Funding Date.

           (a)      Organization and Good Standing. The Parent is a corporation duly organized, validly existing and in compliance with the laws of the State of Delaware, with corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to perform its obligations hereunder and under any Related Document to which it is a party, and has had the same legal name for the past five years. Seller is a corporation duly organized, validly existing and in compliance with the laws of Barbados (which is its only jurisdiction of organization), with corporate power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to acquire and own the Sold Assets and to perform its obligations hereunder and under any Related Document to which it is a party, and has had the same legal name for the past five years or since its formation (if it has been in existence for less than five years since the date of its formation), and does not do business under any other name.

           (b)      Due Qualification. Each of the Parent and the Seller is qualified as a foreign corporation in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect the ability of such Person to perform its obligations under and comply with the terms of this Agreement and any other Related Document.

           (c)      Power and Authority. Each of the Parent and the Seller has the corporate power and authority to execute and deliver this Agreement and any other Related Document to which it is a party and to carry out their terms; each of the Parent and the Seller has duly authorized the sale to the Purchaser of the Sold Assets by all necessary corporate and shareholder (if necessary) action; the execution, delivery, and performance of this Agreement and any other Related Document to which it is a party has been duly authorized by the Parent and the Seller by all necessary corporate action and this Agreement and any other Related Document to which it is a party have been duly executed and delivered by the Parent and the Seller.

           (d)      Valid Assignment; Enforceable Obligations. This Agreement constitutes a valid and absolute sale to the Purchaser of all right, title, and interest of the Seller in, to and under the Sold Assets and the Sold Assets will be held by the Purchaser free and clear of any Lien of any Person claiming through or under the Seller, except for Permitted Liens; and this Agreement and each other Related Document to which it is a party, when duly executed and delivered by the other parties thereto, will constitute a legal, valid, and binding obligation of the Parent and the Seller enforceable against each such Person in accordance with its terms subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

           (e)      No Violation. The consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Related Documents to which it is a party will not conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the memorandum of association and bye-laws and other organizational documents of the Parent or the Seller, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which the Parent or the Seller is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than this Agreement or any Related Document, or violate any law or any order, rule, or regulation applicable to the Parent or the Seller of any court or of any federal or state regulatory body, administrative agency, or other Governmental Authority having jurisdiction over Seller or any of its properties, in each case to the extent that it could reasonably be expected to have a material adverse effect.

           (f)      No Proceedings or Injunctions. There are (i) no litigations, proceedings or investigations pending, or, to the knowledge of the Parent or the Seller, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement or any other Related Document to which it is a party, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Related Document to which it is a party, or (C) seeking any determination or ruling, in each case that might materially and adversely affect the performance by the Parent or the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Related Document and (ii) no injunctions, writs, restraining orders or other orders in effect against the Parent or the Seller that could reasonably be expected to have a material adverse effect on its ability to perform under this Agreement or any other Related Document.

           (g)      Compliance with Law. Neither the Parent or the Seller:

(i) is in violation of (A) any laws, ordinances, governmental rules or regulations (including, without limitation, any tax laws or regulations), or (B) court orders to which it is subject;

(ii) has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business including, without limitation, with respect to transactions contemplated by this Agreement and the other Related Documents to which it is a party; and

(iii) is (after application of any cash proceeds received by it hereunder) in violation in any respect of any term of any agreement, membership of association, bye-law or other instrument to which it is a party or by which it may be bound;

in each case, which violation or failure, individually or in the aggregate, could be reasonably be expected to materially adversely affect: (1) its ability to perform its obligations under and comply with the terms of this Agreement and any other Related Document, (2) its business or condition (financial or otherwise), (3) any Lease included in the Sold Assets or the enforceability thereof or (4) the interest of the Purchaser in any Sold Asset.

           (h)      Insolvency; Fraudulent Conveyance. The Seller is paying its debts as they become due and is not “insolvent” within the meaning of any applicable Insolvency Law in that:

(i) both immediately before and after giving effect to the assignment, transfer and sale of the Sold Assets, the present value of the Seller’s assets will be in excess of the amount that will be required to pay the Seller’s probable liabilities as they then exist and as they become absolute and matured;

(ii) both immediately before and after giving effect to the assignment, transfer and sale of the Sold Assets, the sum of the Seller’s assets will be greater than the sum of the Seller’s liabilities, including contingent liabilities (taking into account the probability that such contingent liabilities become due), valuing the Seller’s assets at a fair market value;

(iii) the Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts mature; and

(iv) giving effect to the initial sale hereunder, the Seller is not engaged in any business or transaction, nor about to engage in a business or transaction, for which its remaining property constitutes an unreasonably small capital.

Each sale of Sold Assets has been made for reasonably equivalent value and not made for, or on account of, an antecedent debt, and such sale is not voidable or subject to avoidance under the provisions of any Insolvency Law.

           (i)      Principal Place of Business; Operations in the United States; Trade Name. The registered office, principal place of business and chief executive office of the Parent is at 211 College Road East, Princeton, New Jersey 08540, the registered office of the Seller is at Stevmar House, Suite 101, Rockley, Christ Church, Barbados, and the chief executive office of the Seller is at 211 College Road East, Princeton, New Jersey 08540. The Seller has not been known by any other name or trade within the last five years.

           (j)      Accounting and Tax Treatment. The Seller will treat the sale of the Sold Assets to the Purchaser pursuant to this Agreement as a sale of such Sold Assets for financial reporting, accounting and all income and sales tax purposes.

           (k)      Approvals. All approvals, authorizations, consents, orders or other actions of any Person (including, without limitation, any required under applicable exchange control regulations to enable the Seller to punctually pay its’ obligations hereunder in US dollars) required to be obtained by the Parent and the Seller or, to the knowledge of each such Person, by any other Person in connection with the execution and delivery of this Agreement or any other Related Document to which it is a party have been or will be taken or obtained on or prior to the Closing Date.

           (l)      List of Containers. The List of Containers accurately sets forth a true, correct and complete listing of the following information for each Sold Container as of February 28, 2006:  (i) Container Indentification Number, (ii) description and type, (iii) acquisition date, (iv) if subject to a Lease, the identity of the Lessee, the related Lease number and Lease type, the per diem rental in effect at month end, the Lease start and expiry dates, whether an option to purchase such Sold Container has been granted and amount for which any such purchase option may be exercised, and whether the Sold Container is covered by Damage Protection Plan coverage, and (v) if not subject to a Lease, its location and repair status.

           (m)      Parent Financial Statements. The Purchaser has been furnished with (i) the 2004 Form 10-K and the Parent’s consolidated balance sheet as of December 31, 2004, including its consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, and related footnotes, audited by KPMG LLP and (ii) the Form 10-Q of the Parent and its consolidated subsidiaries as of, and for the nine months ended, September 30, 2005. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly the financial positions of the Parent and its Subsidiaries as of such date and the results of their respective operations for the year then ended.

           (n)      Governmental Consent. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on the part of the Parent or the Seller in connection with the execution and delivery of this Agreement or the sale and conveyance of the Sold Assets hereunder.

           (o)      Investment Company Act; Public Utilities Holding Company Act. The Seller is not (i) an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company” or a “subsidiary company” or an “affiliate” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

           (p)      Brokers or Finders. None of the Seller nor any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except those agents, brokers, investment bankers, financial advisors or other firms or Persons, whose fees and expenses will be paid by the Seller or an Affiliate of the Seller in accordance with the Seller’s or such Affiliate’s agreement with such firm.

           (q)      ERISA Plan. The Seller has fully funded any required contribution to any “employee pension benefit plans”, if any, as such term is defined in Section 3(2) of ERISA.

           (r)      Taxes. As of the Closing Date, the Seller has filed, or has obtained an extension of time to file, returns for, and paid in full, all material Taxes to the extent shown as due thereon. The Seller has paid when due and payable all material Taxes on such returns and no Taxing Authority has asserted, to its knowledge, any Lien against the Seller with respect to the Sold Assets.

           (s)      Ordinary Course. The transactions contemplated by this Agreement and the other Related Documents constitute a practical and reasonable course of action by the Seller designed to improve the financial position of the Seller, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors. No sale hereunder is being or made with any intent to evade any Applicable Law.

           (t)      Bulk Transfer Act. No sale, transfer, assignment or conveyance of the Sold Assets by the Seller to the Purchaser contemplated by this Agreement will be subject to the bulk transfer, transfer tax, or any similar statutory provisions in effect in any applicable jurisdiction.

           (u)      Defaults. After giving effect to the transactions entered into on the Closing Date, neither the Parent or the Seller is in default with respect to (i) any recourse indebtedness or guarantees of recourse indebtedness or (ii) any other contractual obligation that would have a material adverse effect on the business or condition (financial or otherwise) of such Person or on the ability of the Purchaser to enforce any assignment, sale, transfer, conveyance or contribution hereunder.

           (v)      Title to Sold Containers; All Action Taken. Immediately prior to the sale of the Sold Assets by the Seller to the Purchaser pursuant to the terms of this Agreement (or concurrently with the sale as agreed in advance between the Seller and Purchaser), the Seller shall have good and marketable title to such Sold Assets. Upon the sale of the Sold Assets to the Purchaser pursuant to the terms of this Agreement, the Purchaser will have good and marketable title to such Sold Assets free and clear of all Liens other than Permitted Liens. Immediately after the sales and conveyances to the Purchaser as contemplated in this Agreement, all necessary action will have been taken by the Seller to validly sell, assign, transfer, deliver and convey to the Purchaser all right, title and interest of the Seller in and to the Sold Containers and the other Related Assets.

           (w)      Specifications. The Sold Containers were ordered pursuant to the standard specifications used by the Seller at the time of order for containers purchased for its own account for that category of container and, in addition, conformed to (i) the Customs Convention on Containers, (ii) the International Convention for Safe Containers (CSC), and (iii) the International Organization for Standardization.

           (x)      Casualty Loss. Each Lease included in the Sold Assets requires that in the event of a Casualty Loss after the Closing Date that the Lessee must take one of the following actions: (i) restore or repair the affected Sold Container to good repair, condition and working order, (ii) replace the Sold Container with a like container of the same or later model in good repair, condition and working order, or (iii) pay the lessor thereunder the casualty value of such Sold Container.

           (y)      No Violation of Leases. The sale and conveyance to the Purchaser of the Sold Assets will not violate the terms or provisions of any Lease included in the Sold Assets or any other agreement to which the Seller then is a party or by which it is bound.

           (z)      Rights to Leases. The rights with respect to each Lease included in the Sold Assets are assignable by the Seller without the consent of any Person other than consents which will have been obtained on or before the Funding Date.

           (aa)      Lessee Acceptance. With respect to each Sold Container that is subject to a Lease on the Funding Date, the related Lessee has received and taken possession of the Sold Container in satisfactory condition and in proper working order as of the Funding Date and has had a reasonable opportunity to inspect the Sold Container leased to it and has not notified Seller of any defects therein.

           (bb)      Lease Files. Each Lease included in the Sold Assets is stored in the Manager’s (or applicable Submanager’s) offices at the address set forth in the Management Agreement and are subject to its customary security and safekeeping procedures.

           (cc)      Insurance. Each Lease included in the Sold Assets requires the Lessee thereunder to insure each Sold Container against all normally insurable risks (including, but not limited to, liability and loss and damage) while the Sold Containers are under the control of such Person, except in those cases where the Seller has permitted the Lessee to self-insure such risk. All such insurance policies required to be maintained are in full force and effect and are of a type customary for the Sold Container covered thereby. Each such insurance policy is required to name the lessor under the Lease as loss payee and as an additional insured.

           (dd)      Master Lease Arrangements. In the case of each Lease included in the Sold Assets which consists of a master lease and one or more exhibits or schedules thereto, (i) the Seller has not assigned, and will not assign, such master lease to the extent it relates to Sold Containers, and has delivered physical possession (or, if such physical copy is not available, a photocopy) of such master lease to the Manager (or the applicable Submanager) for safekeeping, and (ii) such exhibits or schedules each constitute a separate contractual lease obligation of the related Lessee.

           (ee)      Chattel Paper. Other than with respect to (i) the CAI Leases, (ii) the Master Equipment Lease Agreement relating to the CAI Leases, and (iii) any originally executed counterpart of each Lease in the possession of the Lessee, all originally executed counterparts of each Lease included in the Sold Assets are in the possession of the Manager (or the applicable Submanager).

           (ff)      No Leases Intended as Security. No Lease included in the Sold Assets sold on the Funding Date constitutes a Finance Lease. No such Lease is a lease “intended as security” or is intended to “create . . . a security interest” each as defined in Section 1-201(36) of the applicable UCC and the terms and conditions of each such Lease are of such a nature that the Sold Container subject to such Lease would not be considered property of the Lessee or its estate in the event of the insolvency of the Lessee under any Federal or state applicable Insolvency Laws.

           (gg)      Container Type. Each Sold Container is of a Permissible Container Type.

           (hh)      Lessees. No Lessee is a natural person. No Lessee is an Affiliate of the Parent, the Seller or the Purchaser.

           (ii)      [intentionally omitted]

           (jj)      Dollars. With respect to all Leases included in the Sold Assets, all rental and other payments required to be paid pursuant to the terms of each such Lease, are payable in Dollars.

           (kk)      Interpool’s Continued Leasing Activities. Immediately after giving effect to the sale of the Sold Assets pursuant to the terms of this Agreement, Interpool (directly or through its Affiliates) will remain in the business of leasing and managing Containers.

           (ll)      Lease Agreement. Substantially all of the Lease Agreements included in the Sold Assets include terms substantially similar to the forms of leases heretofore provided by the Seller and attached hereto as Exhibits C-1 through C-5.

           (mm)      OFAC. Other than pursuant to a license issued by OFAC, no Sold Container is on lease, or sublease, to any Sanctioned Person.

           (nn)      Bankrupt Lessees. No Sold Container is under lease to a bankrupt lessee as of the Funding Date.

           (oo)      No Delinquencies. With respect to Leases included in the Sold Assets, no more than $100,000 of unpaid lease balances are more than 180 days delinquent.

           (pp)      Compliance with Law. The Leases included in the Sold Assets complied in all material respects at the time they were originated or made and as of the Funding Date comply in all material respects with all legal requirements of the jurisdiction in which they were originated and of the United States.

           (qq)      No Impairment. The Seller has duly fulfilled all material obligations on its part to be fulfilled under or in connection with each Lease included in the Sold Assets and has done nothing to materially impair the rights of the Purchaser (including any beneficial interest) in such Lease, the Sold Containers, the other Sold Assets or any income or proceeds with respect thereto.

           (rr)      No Proceedings. No proceedings or investigations are pending or, to the best of Seller’s knowledge, threatened, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality asserting the invalidity of any Lease included in the Sold Assets, or seeking to prevent payment and performance of any such Lease, or seeking any determination or ruling that could reasonably be expected to have a material adverse effect on the validity or enforceability of any Sold Asset and to Seller’s knowledge no Sold Asset is the subject of litigation to which the Seller is a party.

           (ss)      Return of Sold Container. Each Lease included in the Sold Assets provides for the return of the related Sold Containers upon its termination and upon default by the associated Lessee subject to Lessee’s purchase option rights as set forth on the List of Containers.

           (tt)      No Cash Deposits. No Lessee under a Lease included in the Sold Assets has made a cash deposit to secure its obligation to make future payments.

           (uu)      LIMITATION ON REPRESENTATIONS AND WARRANTIES. EXCEPT AS OTHERWISE SET FORTH HEREIN AND WITHOUT LIMITING THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE SOLD ASSETS, WHICH ARE BEING SOLD TO PURCHASER “AS IS,” “WHERE IS” AND WITH ALL DEFECTS AT THE FUNDING DATE. WITHOUT LIMITING ANY OTHER DISCLAIMERS OR LIMITATIONS HEREIN, THE SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SOLD ASSETS, INCLUDING BUT NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER MAKE NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PURCHASER OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE SOLD ASSETS OR (B) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO PURCHASER OR ITS COUNSEL, ACCOUNTANTS, ADVISORS OR OTHER REPRESENTATIVES WITH RESPECT TO THE SOLD ASSETS, EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN SECTION 3.01(A) THROUGH (TT).

          Section 3.02 Representations and Warranties of the Purchaser.

          The Purchaser hereby makes the following representations and warranties for the benefit of the Parent and the Seller, on which the Parent and the Seller rely in selling the Sold Assets to the Purchaser. Such representations and warranties speak as of the Closing Date and as of the Funding Date and shall survive the Closing Date and the Funding Date.

           (a)      Organization and Good Standing. Purchaser is a Swiss corporation with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to acquire and own the Sold Assets and to conduct its business as contemplated herein and to perform its obligations hereunder, and has had the same legal name since its formation and does not do business under any other name.

           (b)      Due Qualification. The Purchaser is duly qualified to do business, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified, licensed or approved would not, in the aggregate, materially and adversely affect the ability of the Purchaser to perform its obligations under and comply with the terms of this Agreement and the Related Documents to which it is a party.

           (c)      Power and Authority. The Purchaser has the power and authority to execute and deliver this Agreement and the Related Documents to which it is a party and to carry out its terms; the Purchaser has the power and authority to acquire, and will have acquired whatever right title and interest in the Sold Assets as was conveyed to it by Seller; and the Purchaser has duly authorized, executed and delivered this Agreement and the Related Documents to which it is a party.

           (d)      Binding Obligations. This Agreement, when duly executed and delivered by the other parties hereto or thereto, will constitute a legal, valid, and binding obligation of the Purchaser enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

           (e)      No Violation. The consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement (after giving effect to the transactions set forth herein and in the Related Documents) will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the organizational documents of the Purchaser, or any term of any indenture, agreement, mortgage, deed of trust or other instrument to which the Purchaser is a party or by which its assets may be bound.

           (f)      No Proceedings or Injunctions. There are (i) no proceedings or investigations to which the Purchaser, or any Affiliate of the Purchaser, is a party pending, or, to the knowledge of Purchaser, threatened, before any court, regulatory body, administrative agency or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that would materially and adversely affect the performance by the Purchaser of its obligations under, or the validity or enforceability of this Agreement and (ii) no injunctions, writs, restraining orders, or other orders in effect against the Purchaser that would adversely affect its ability to perform under this Agreement.

           (g)      Approvals. All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by the Purchaser or, to the knowledge (without inquiry) of the Purchaser, by any other party in connection with the execution and delivery of this Agreement have been or will be taken or obtained on or prior to the Closing Date.

           (h)      Ordinary Course. The transactions contemplated by this Agreement are being consummated by the Purchaser with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.

           (i)      Compliance with Law. The Purchaser:

(i) is not in violation of (A) any laws, ordinances, governmental rules or regulations (including, without limitation, any tax laws or regulations), or (B) court orders to which it is subject;

(ii) has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business including, without limitation, with respect to transactions contemplated by this Agreement and the other Related Documents to which it is a party; and

(iii) is not (after application of any cash proceeds received by it hereunder) in violation in any respect of any term of any agreement, membership of association, bye-law or other instrument to which it is a party or by which it may be bound;

in each case, which violation or failure, individually or in the aggregate, could be reasonably be expected to materially adversely affect: (1) its ability to perform its obligations under and comply with the terms of this Agreement and any other Related Document, (2) its business or condition (financial or otherwise), (3) any Lease included in the Sold Assets or the enforceability thereof or (4) the interest of the Purchaser in any Sold Asset.

           (j)      Governmental Consent. Assuming the accuracy of the representations and warranties of the Seller and the Parent set forth in Sections 3.01(n) and 3.01(kk), no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the sale and conveyance of the Sold Assets hereunder.

ARTICLE IV.
COVENANTS OF PARENT AND SELLERS

           Section 4.01 Seller Covenants.

           The Parent and the Seller jointly and severally covenant and agree with the Purchaser that:

           (a)      Financial Statements; Books and Records. All financial statements of the Seller prepared after the Funding Date shall disclose the effects of the transactions contemplated by this Agreement and the Related Documents.

           (b)      Compliance with Law. Insofar as they relate to the Seller, the Seller will comply, in all material respects, with all acts, rules, regulations, orders, decrees and directions of any Governmental Authority applicable to the Sold Assets or any part thereof; provided, however, that the Seller may contest any act, regulation, order, decree or direction in any reasonable manner which shall not adversely affect the rights of the Purchaser in the Sold Assets.

           (c)      Defend Title to Sold Assets. Except for the sale contemplated hereby, the Seller will not sell, and will do nothing to impair the rights of the Purchaser in, the Sold Assets or any interest therein. The Seller shall defend the right, title, and interest of the Purchaser and its successors and permitted assigns in, to, and under the Sold Assets, against all claims of third parties claiming through or under the Seller.

           (d)      Notification of Breach. The Seller will advise the Purchaser promptly, in reasonable detail, upon discovery of the occurrence of any breach by the Seller of any of its representations, warranties and/or covenants contained in any Related Document to which it is a party.

           (e)      No Liens. Except for the sale hereunder, the Seller will not pledge, assign or sell to any other Person or grant, create, incur or assume any Lien, other than Permitted Liens of the type identified in clauses (iii)-(v) of the definition of Permitted Liens, on any Sold Assets.

           (f)      Notice of Liens. The Seller shall notify the Purchaser promptly after becoming aware of any Lien created by the Seller, other than Permitted Liens of the type identified in clauses (iii)-(v) of the definition of Permitted Liens, on the Sold Assets.

           (g)      [intentionally omitted].

           (h)      ERISA. The Seller agrees to indemnify, defend and hold the Purchaser and its successors and assigns harmless from and against any and all loss, liability, damage, judgment, claim, deficiency, or expense (including, without limitation, interest, penalties, reasonable attorney’s fees and costs and amounts paid in settlement) to which the Purchaser and its successors and assigns may become subject insofar as such loss, liability, damage, judgment, claim, deficiency, or expense arises out of any employee benefit plan or compensation arrangement of Seller, if any (whether or not within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or otherwise maintained by the Seller or to which the Seller has liability).

           (i)      Ownership of Sold Assets. The Seller agrees to take no action inconsistent with the ownership of the Sold Assets by the Purchaser, to promptly indicate to all parties with a valid interest inquiring as to the true ownership of the Sold Assets that the Sold Assets have been sold to the Purchaser and to claim no ownership interest in the Sold Assets.

           (j)      Communications. The Seller will reply to all inquiries by third parties with respect to the ownership of the Sold Assets by indicating that it has assigned, sold and transferred all of such Sold Assets to the Purchaser.

           (k)      Marking of Records. The Seller shall mark its master accounting and data processing records to evidence the sale of the Sold Containers in the manner described in Section 2.03(b) hereof.

           (l)      Accounting for Sales. The Parent shall prepare its financial statements in accordance with GAAP. The Parent shall not prepare any such financial statements that account for the transactions contemplated in this Agreement in any manner other than as a sale of the Sold Assets by the Seller to Purchaser, or in any other respect account for or treat the transactions contemplated in this Agreement (including but not limited to accounting) in any manner other than as a sale of the Sold Assets by the Seller to the Purchaser.

           (m)      Provision of Information. From time to time, and upon reasonable request of the Purchaser, the Seller shall provide the Purchaser with all information reasonably requested by such Person in connection with the transaction contemplated herein and in the Related Documents.

           (n)      Taxes and Other Liabilities. The Seller shall promptly pay and discharge any material sales taxes or value added taxes, which could result in a Lien on the Sold Assets if not paid, when due and payable by Seller in connection with the transactions contemplated hereunder except (i) such as may be paid thereafter without penalty or (ii) such as may be contested in good faith by appropriate proceedings and for which an adequate reserve has been established and is maintained in accordance with GAAP; provided that enforcement of the taxes referred to in clauses (i) and (ii) above that are being contested have been stayed during the pendency of each related Proceeding. The Seller shall promptly notify the Purchaser of any material challenge, contest or Proceeding pending by or against Seller before any Taxing Authority which relates to the Sold Assets for the period prior to the Funding Date.

           (o)      [intentionally omitted].

           (p)      No Alternative Transactions. From the date of this Agreement until the Funding Date or, if earlier, such time as this Agreement may be terminated pursuant to Article VI hereof, the Parent and the Seller agree that none of the Parent, the Seller, any Affiliate of the Seller or the Parent, or any of their respective representatives, will, directly or indirectly, encourage any offers from, solicit, encourage, initiate, respond to (other than by a bare statement, without further detail or explanation, that they are not permitted to respond) or continue with any discussions or negotiations with, or provide any information to, or enter into any agreements or understandings with, any Person, other than the Purchaser and the Purchaser’s representatives, concerning any sale or other transfer of any of the Sold Assets.

           (q)      Removal of Certain Permitted Liens Existing As of the Funding Date. The Seller agrees that it shall take any action necessary to remove any Permitted Liens of the type identified in clause (i) and (ii) of the definition of Permitted Liens that existed on the Funding Date on or before the Adjustment Date, to the extent that any amounts owing with respect to such Permitted Liens are due and owing on or before such date. To the extent that any such Permitted Liens remain after the Adjustment Date because any such amounts were not due and owing before such date, the Seller agrees that it shall take the action necessary to remove any such Permitted Liens remaining within ten (10) Business Days from the date that such amounts become due and payable.

ARTICLE V.
CONDITIONS PRECEDENT

           Section 5.01 Conditions to Purchaser’s Obligations.

           The obligations of the Purchaser to acquire Sold Assets on the Funding Date shall be subject to the satisfaction (or waiver thereof by the Purchaser) of the following conditions:

           (a)      All representations and warranties of all of the Parent and the Seller contained in this Agreement shall be true and correct on the Funding Date (unless such representation or warranty is specifically limited to an earlier date) with the same effect as though such representations and warranties had been made on such date (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business which singly or in the aggregate shall not have a materially adverse effect on the financial condition of the Parent and except to the extent that such representations and warranties relate expressly to an earlier date);

           (b)      The Container Representations and Warranties shall be true and correct in all material respects;

           (c)      The Parent and the Seller shall have performed all other obligations required to be performed by the provisions of this Agreement and the other Related Documents to which it is a party (except to the extent the failure of the Parent or the Seller to perform such obligations singly or in the aggregate shall not have a materially adverse effect on the ability of the Seller and the Parent to perform their obligations under this Agreement);

           (d)      All conditions precedent to the lender’s obligations to make the loan under the Fortis Financing shall have been satisfied, other than any condition precedent concerning the making of equity contributions by Purchaser to PRB Limited; provided, that, any failure to satisfy this Section 5.01(d) shall not result from the failure of the Purchaser or PRB Limited to use their commercially reasonable efforts to satisfy those conditions precedent;

           (e)      All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser shall have received from the Seller and the Parent copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as the Purchaser may reasonably have requested (except to the extent the failure of the Parent or the Seller to deliver such documentation singly or in the aggregate shall not have a materially adverse effect on the ability of the Seller and the Parent to perform their obligations under this Agreement);

           (f)      Each of the Related Documents shall have been duly and properly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect on and as of the Funding Date. Executed original counterparts of each of the Related Documents, as executed and delivered by the respective parties thereto, shall have been delivered to the Purchaser;

           (g)      The Seller shall deliver to the Purchaser wire transfer instructions in reasonable detail with respect to the payment of the Final Purchase Price substantially as set forth in Schedule 2 attached hereto (or as otherwise instructed by the Seller; and

           (h)      No later than the Funding Date, the Purchaser shall have received legal opinions from counsel to the Parent and the Seller, in form and substance satisfactory to the Purchaser and its counsel, which opinions may be from in-house counsel.

           Section 5.02 Conditions to the Seller’s Obligations.

           The obligations of the Seller to convey and contribute the Sold Assets on the Funding Date shall be subject to the satisfaction (or waiver thereof by Seller) of the following conditions:

           (a)      All representations and warranties of the Purchaser contained in this Agreement shall be true and correct with the same effect as though such representations and warranties had been made on such date;

           (b)      All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Seller, and the Seller shall have received from the Purchaser copies of all documents (including without limitation records of corporate proceedings) relevant to the transactions herein contemplated as the Seller may reasonably have requested;

           (c)      Each of the Related Documents shall have been duly and properly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect on and as of the Funding Date. Executed original counterparts of each of the Related Documents, as executed and delivered by the respective parties thereto, shall have been delivered to the Seller;

           (d)      The Seller’s receipt of the Net Final Purchase Price; and

           (e)      No later than the Funding Date, the Seller shall have received legal opinions from counsel to the Purchaser, in form and substance satisfactory to the Seller and its counsel.

Notwithstanding the foregoing conditions precedent, upon the making of (or purporting to make) a sale of Sold Assets hereunder, and the Seller’s acceptance of the Final Purchase Price, all of the Seller’s rights under this Agreement (and by operation of law) shall vest in the Seller, whether or not the conditions precedent to such sale were in fact satisfied.

ARTICLE VI.
TERMINATION

          Section 6.01 Termination.

           This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time after the date of this Agreement and prior to the Funding Date:

           (a)      by the Purchaser if the Purchaser is unable, despite its commercially reasonable efforts to satisfy the conditions precedent to the Fortis Financing that are within the Purchaser’s control, to secure the Fortis Financing prior to the Funding Date; or

           (b)      by any of the Purchaser, Seller or Parent if (i) a law shall have been enacted, entered or promulgated prohibiting the consummation of the transactions contemplated hereby or (ii) a judgment shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such judgment shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this Section 6.01(b)(ii) shall have used its best efforts to remove such judgment; and

           (c)      by any of Purchaser, Seller or Parent upon a material breach by any other party of any of its obligations under this Agreement, which breach has not been cured within 7 days after notice thereof has been provided to such other party; provided that there shall be no right to terminate if such breach was caused, in whole or in part, by a material breach by the party seeking to terminate this Agreement pursuant to this Section 6.01(c).

          Section 6.02 Effect of Termination; Liquidated Damages.

           (a)      If this Agreement is terminated as permitted under Section 6.01, such termination shall be without liability to any party or their respective Affiliates or representatives, and following such termination neither party shall have any liability under this Agreement or relating to the transactions contemplated by this Agreement; provided that no such termination shall relieve any party that has willfully breached any provision of this Agreement from liability for such breach, and any such breaching party shall remain fully liable for any and all damages incurred or suffered by the other parties as a result of such breach.

           (b)      In the event that (x) the conditions to the obligations of the Purchaser to consummate the transactions contemplated by this Agreement pursuant to Section 5.01 have all been satisfied and (y) none of the events described in Section 6.01 which would give the Purchaser a right to terminate this Agreement have occurred and any applicable cure period has expired and (z) the Purchaser refuses to consummate the Funding, the Seller shall, in lieu of any other damages or remedy for such breach or breaches that may be available to the Seller or the Parent (which the Seller and the Parent shall be deemed to have irrevocably waived upon the Seller’s receipt of the liquidated damages amount specified below) and in satisfaction of all claims the Seller and/or the Parent may have arising under or relating to this Agreement of any nature whatsoever, be entitled to liquidated damages in the amount of $10,000,000. In the event that (x) the conditions to the obligations of the Seller to consummate the transactions contemplated by this Agreement pursuant to Section 5.01 have all been satisfied and (y) none of the events described in Section 6.01 which would give the Seller a right to terminate this Agreement have occurred and any applicable cure period has expired and (z) the Seller refuses to consummate the Funding, the Purchaser shall, in lieu of any other damages or remedy for such breach or breaches that may be available to the Purchaser (which the Purchaser shall be deemed to have irrevocably waived upon the Purchaser’s receipt of the liquidated damages amount specified below) and in satisfaction of all claims the Purchaser may have arising under or relating to this Agreement of any nature whatsoever, be entitled to liquidated damages in the amount of $10,000,000. THE PARTIES HERETO AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED AS A RESULT OF THE OTHER PARTY OR PARTIES’ FAILURE TO COMPLETE THE PURCHASE AND SALE CONTEMPLATED BY THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENTS A REASONABLE ESTIMATE OF THE DAMAGES WHICH THE RESPECTIVE PARTIES HERETO WILL INCUR AS A RESULT OF SUCH FAILURE. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES.

           (c)     (i)     The Purchaser agrees that on the Closing Date (or, in any event, within one (1) Business Day thereof), it shall pay in escrow to the Escrow Agent, for the benefit of the Seller, a security deposit of $10,000,000 to secure the payment of liquidated damages pursuant to Section 6.02(b) (the “Purchaser Deposit”). In the event the Seller is entitled to liquidated damages as set forth in Section 6.02(b), the Purchaser Deposit shall be paid to the Seller, which amount shall be in satisfaction of the liquidated damages due to the Seller in accordance with the provisions of Section 6.02(b). In the event the Sale Agreement is terminated as a result of (A) the occurrence of the events described in Section 6.01, or (B) the failure of either of the Purchaser or the Seller to meet the conditions of Sections 5.01 and 5.02, as applicable, the Purchaser Deposit shall be returned to the Purchaser. To the extent the Purchaser pays the Net Final Purchase Price on the Funding Date, the Purchaser Deposit shall be paid to the Seller.

                      (ii)      The Seller agrees that on the Closing Date (or, in any event, within one (1) Business Day thereof), it shall pay in escrow to the Escrow Agent, for the benefit of the Purchaser, a deposit of $10,000,000 to secure the payment of liquidated damages pursuant to Section 6.02(b) (the “Seller Deposit”). In the event the Purchaser is entitled to liquidated damages as set forth in Section 6.02(b), the Seller Deposit shall be paid to the Purchaser, which amount shall be in satisfaction of the liquidated damages due to the Purchaser in accordance with the provisions of Section 6.02(b). In the event the Sale Agreement is terminated as a result of (A) the occurrence of the events described in Section 6.01, or (B) the failure of either of the Purchaser or the Seller to meet the conditions of Sections 5.01 and 5.02, as applicable, the Seller Deposit shall be returned to the Seller. To the extent the Purchaser pays the Net Final Purchase Price on the Funding Date, the Seller Deposit shall be returned to the Seller.

                      (iii)      Notwithstanding anything to the contrary contained in this Section 6.02(c), the Seller and the Purchaser agree that all amounts distributed pursuant to this Section 6.02(c) shall be distributed in accordance with the terms of the Escrow Letter.

ARTICLE VII.
INDEMNIFICATION PAYMENTS

          Section 7.01 By the Seller.

           (a)      Subject to subsections (b) and (c) of this Section 7.01, Parent and Seller shall, jointly and severally, indemnify and hold harmless Purchaser, its Affiliates, officers, directors, employees, agents, successors, and assigns and related entities from, and reimburse them for any, loss, cost deficiency, demand, assessment, expense (including all reasonable legal and expert fees and expenses), damage (including damages to Persons, property or the environment), liability, fines, penalties or claims but not including consequential, punitive or special damages (collectively, the “Indemnified Costs”) arising out of or resulting from:

(i) (a) any breach of any representation or warranty made by Parent or Seller in this Agreement other than those set forth in Sections 3.01(d) and 3.01(v); and (b) any Parent’s or Seller’s breach of or failure to perform any of its covenants or agreements contained in or made pursuant to this Agreement other than those set forth in Section 4.01(c);

(ii) the ownership, possession, control, use, maintenance, leasing or operation of the Sold Assets or the financing, sale, transfer or assignment of the Sold Assets, in each case prior to the Funding Date;

(iii) any failure to comply with the terms and conditions of any applicable bulk sales or bulk transfer or similar laws that may be applicable to the bulk sale or bulk transfer of the Sold Assets;

(iv) any Liens accruing prior to the Funding Date of the type described in clauses (i) and (ii) of the definition of Permitted Lien herein; and

(v) any breach of any representation, warranty or covenant made by Parent or Seller in Sections 3.01(d), 3.01(v), 4.01(c) or 4.01(n).

           (b)      Notwithstanding the foregoing, the Seller shall have no liability:

(i) to the extent of any insurance or other recovery received by a Person entitled to indemnification under Section 7.01(a) in respect of an Indemnified Cost (an “Offsetting Recovery”) (provided that the net present value of all actual increases (in the following year) in insurance premiums which are directly attributable to any such Indemnified Cost (the “Premium Recapture”) is deducted from any such Offsetting Recovery for purposes of this Section 7.01(b)(i), provided further, however, that the Premium Recapture shall not exceed the amount of the Offsetting Recovery); and

(ii) to the extent that Purchaser or any Affiliate thereof realizes a Tax Benefit on or before the fourth anniversary of the Closing Date which is directly attributable to such Indemnified Cost.

           (c)      Notwithstanding the foregoing, the Seller shall have no liability for indemnification pursuant to Section 7.01(a)(i) or (ii) unless the aggregate of all Indemnified Costs under Section 7.01(a)(i) or (ii) for which the Seller would, but for this subsection (c), be liable exceeds on a cumulative basis an amount equal to one million Dollars ($1,000,000), in which case the Seller’s liability shall be only for such excess, nor shall the Seller be liable for any such Indemnified Costs that, when added to the amounts that Seller has otherwise paid pursuant to Section 7.01(a)(i) or (ii), exceed the amount of seventy-five million Dollars ($75,000,000). The Seller shall not be liable to pay Indemnified Costs more than once with respect to an Indemnified Cost resulting from the same facts, events or circumstances, even if such facts, events or circumstances constitute a breach of any representations and warranties for which Seller shall or would but for this provision be obligated to pay Indemnified Costs hereunder, provided, however, the Seller shall be liable to pay for Indemnified Costs that arise out of the same facts, events or circumstances when the Indemnified Costs resulting from such facts, events or circumstances that are not duplicative or result in damages, costs or liabilities that were not indemnified pursuant to the first such indemnification payment.

           Section 7.02 By Purchaser.

           (a)      Subject to subsections (b) and (c) of this Section 7.02, Purchaser shall indemnify and hold Parent, the Seller, and their Affiliates, officers, directors, employees, agents, successors, and assigns, and related entities from, and reimburse them for, Indemnified Costs arising or resulting from:

(i) any breach of any representation or warranty made by Purchaser in this Agreement;

(ii) Purchaser’s breach of or failure to perform any of its covenants or agreements contained in or made pursuant to this Agreement (except to the extent clauses (iii) or (iv) shall apply);

(iii) any loss, cost, demand, assessment, expense, damage, liability, fine, penalty or claim relating to the Sold Assets and accruing on or after the Funding Date;

(iv) the ownership, possession, control, use, maintenance, leasing or operation of the Sold Assets or the financing, sale, transfer or assignment of the Sold Assets, in each case from and after the Funding Date, including any liability arising under Tax, securities or other Applicable Laws in connection with the ownership, possession, control, use, maintenance, leasing, operation, financing, sale, transfer or assignment of the Sold Assets.

           (b)      Notwithstanding the foregoing, the Purchaser shall have no liability to the extent that the Parent, the Seller or any Affiliate thereof realizes a Tax Benefit which is directly attributable to such Indemnified Cost on or before the fourth anniversary of the Funding Date or receives insurance or other recovery in respect of an Indemnified Cost. In addition, notwithstanding the foregoing, the Purchaser shall have no liability to the extent that any Indemnified Cost is caused by or arises from any non-compliance with or breach of any covenant or agreement of Parent, Seller or any Affiliate thereof (including CAI) contained in the Management Agreement.

           (c)      Notwithstanding the foregoing, Purchaser shall have no liability for indemnification pursuant to Section 7.02(a)(i) or (ii) unless the aggregate of all Indemnified Costs under Section 7.02(a)(i) or (ii) for which Purchaser would, but for this subsection (c), be liable exceeds on a cumulative basis an amount equal to one million Dollars ($1,000,000), in which case Purchaser’s liability shall be only for such excess, nor shall Purchaser be liable for any such Indemnified Costs that, when added to the amounts that Purchaser has otherwise paid pursuant to Section 7.02(a)(i) or (ii), exceed the amount of seventy-five million Dollars ($75,000,000). Purchaser shall not be liable to pay Indemnified Costs more than once with respect to an Indemnified Cost resulting from the same facts, events or circumstances, even if such facts, events or circumstances constitute both an Assumed Liability and a breach of any representations and warranties for which Purchaser shall or would but for this provision be obligated to pay Indemnified Costs hereunder, provided, however, Purchaser shall be liable to pay for Indemnified Costs that arise out of the same facts, events or circumstances when the Indemnified Costs resulting from such facts, events or circumstances that are not duplicative or result in damages, costs or liabilities that were not indemnified pursuant to the first such indemnification payment.

          Section 7.03 Indemnification Procedure.

           (a)      Any Person claiming indemnification pursuant to this Agreement shall promptly notify the indemnifying party in writing of the occurrence of any event that such party asserts is or may be an indemnifiable event pursuant to this Agreement and shall describe in reasonable detail the facts, events and circumstances relating to the subject matter of such claim and the amount (if reasonably calculable) of the Indemnified Costs in connection therewith. If such event involves the claim of any third party, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, assume control over (in which case the indemnifying party shall assume all expense with respect to) the defense, settlement, adjustment or compromise of such claim.

           (b)      The indemnified party shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof at the expense of the indemnifying party only (i) if the retention of such counsel has been specifically authorized by the indemnifying party or (ii) if the counsel is retained because the indemnifying party does not notify the indemnified party within 60 days after receipt of a claim notice that it elects to undertake the defense thereof.

           (c)      The indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement, adjustment, or compromise of such claim or ceasing to defend against such claim that provides for any relief other than the payment of monetary damages with respect to the indemnified party.

           (d)      If the indemnifying party does not assume control over the defense of such claim as provided in Section 7.03(a) within 60 days of receipt of notice thereof, the indemnified party shall have the right to defend the claim in such manner as it may deem appropriate and to settle, adjust, or compromise such claim and shall not thereby waive any right to indemnification hereunder.

           (e)      In the event that the indemnifying party reimburses the indemnified party for any third party claim, the indemnified party shall remit to the indemnifying party any reimbursement that the indemnified party subsequently receives for such third party claim.

           (f)      Any matter as to which a claim has been asserted by written notice in accordance with Section 7.03(a) to the indemnifying party that is pending or unresolved at the end of any applicable survival period shall continue, to the extent permitted by law, to be covered by this Article VII notwithstanding any applicable statute of limitations (which the parties hereby toll with respect to each other) or the expiration of such survival period until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

           (g)      The right to indemnification pursuant to this Section 7.03 shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Funding Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation.

          Section 7.04 Indemnification Period.

           Notwithstanding anything else contained herein to the contrary, no claim for indemnification hereunder may be presented by any party hereto after the third anniversary of the Funding Date except that there is no time limitation with respect to claims by Purchaser for indemnification under Section 7.01(a)(v).

          Section 7.05 Exclusivity.

           The indemnification provided in this Article VII shall be the exclusive remedy for a breach of any representation or warranty in this Agreement provided that no party hereto shall be deemed to have waived any right of recourse (whether a claim under this Article VII or otherwise) arising from fraudulent conduct of any other party hereto.

ARTICLE VIII.
MISCELLANEOUS PROVISIONS

          Section 8.01 Amendment.

          This Agreement may be amended in writing from time to time by the Parent, the Seller and the Purchaser.

          Section 8.02 GOVERNING LAW.

          THIS AGREEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402, BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          Section 8.03 CONSENT TO JURISDICTION.

          ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY OF THE SELLER, THE PARENT OR THE PURCHASER ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY, AT THE OPTION OF THE PURCHASER, BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK AND EACH OF THE SELLER, THE PARENT OR THE PURCHASER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, EACH OF THE SELLER, THE PARENT OR THE PURCHASER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE SELLER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES INTERPOOL, INC., HAVING AN ADDRESS AT 633 THIRD AVENUE, NEW YORK, NEW YORK 10017, AS ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS AND THE SELLER AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. THE PURCHASER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM HAVING AN ADDRESS AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, AS ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS AND THE PURCHASER AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. EACH OF THE SELLER AND THE PURCHASER SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS AGREEMENT SHALL HAVE BEEN PAID IN FULL IN IMMEDIATELY AVAILABLE FUNDS. IF SUCH AGENT SHALL CEASE TO SO ACT, EACH OF THE SELLER OR THE PURCHASER, AS THE CASE MAY BE, SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE OTHER PARTY AND SHALL PROMPTLY DELIVER TO SUCH OTHER PARTY EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.

          Section 8.04 JURISDICTION.

          (a)      FORUM CONVENIENCE AND ENFORCEMENT ABROAD

          EACH OF THE PARTIES HERETO:

(i) WAIVES OBJECTION TO THE COURTS OF NEW YORK ON GROUNDS OF INCONVENIENT FORUM OR OTHERWISE AS REGARDS PROCEEDINGS IN CONNECTION WITH THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS AND

(ii) AGREES THAT A JUDGMENT OR ORDER OF A COURT OF NEW YORK IN CONNECTION WITH THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS IS CONCLUSIVE AND BINDING ON IT AND MAY BE ENFORCED AGAINST IT IN THE COURTS OF ANY OTHER JURISDICTION.

          (b)      NON-EXCLUSIVITY

NOTHING IN THIS SECTION 8.04 LIMITS THE RIGHT OF ANY PARTY HERETO TO BRING PROCEEDINGS AGAINST ANY OF THE PARTIES HERETO IN CONNECTION WITH THIS AGREEMENT AND THE OTHER RELATED DOCUMENTS:

(i) IN ANY OTHER COURT OF COMPETENT JURISDICTION; OR

(ii) CONCURRENTLY IN MORE THAN ONE JURISDICTION.

          Section 8.05 Judgment Currency.

          Dollars shall be the currency of account in the case of all obligations under this Agreement and the Related Documents. The payment obligations under the Related Documents shall not be discharged by an amount paid in a currency, or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to Dollars and transfer to the specified place of payment under normal banking procedures does not yield the amount of Dollars, in such place, due under the governing Related Documents. In the event that any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer does not result in payment of such amount of Dollars in the specified place of payment, the obligee of such payment shall have a separate cause of action against the party making the same for the additional amount necessary to yield the amount due and owing under such Related Documents. If, for the purpose of obtaining a judgment in any court with respect to any obligation of a party under any of the Related Documents or any of the agreements contemplated thereby, it shall be necessary to convert to any other currency any amount in Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the respective judgment debtor agrees to pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into Dollars and transferred to New York, New York, in accordance with normal banking procedures will result in the amount then due under the respective Related Document in Dollars. Any amount due from the respective judgment debtor shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of any Related Document. In no event, however, shall the respective judgment debtor be required to pay a larger amount in such other currency, at the rate of exchange in effect on the date of payment than the amount of Dollars stated to be due under the respective Related Document, so that in any event the obligations of the respective judgment debtor under the Related Document will be effectively maintained as Dollar obligations.

          Section 8.06 Notices.

          All demands, notices, and communications under this Agreement shall be in writing personally delivered, or sent by facsimile (with subsequent telephone confirmation of receipt thereof) or sent by overnight courier service, at the following address: (a) if to the Parent or the Seller, at 211 College Road East, Princeton, New Jersey 08540, or by fax to 609-452-8211, Attention: Chief Financial Officer; and (b) if to the Purchaser, at Industriestrasse 6, 6301 Zug, Switzerland, or by fax to 011-41-41-710-9383, Attention: Heinz Roth with a copy to Hakman Capital Corporation, 1350 Bayshore Highway, Suite 700, Burlingame, California 94010, or by fax to 650-348-6872, Attention: J. David Hakman. Notice shall be effective and deemed received (i) upon receipt, if sent by courier, (ii) upon receipt of confirmation of transmission, if sent by facsimile or telecopy, or (iii) when delivered, if delivered by hand. Either party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 8.06 for giving notice and by otherwise complying with any applicable terms of this Agreement.

          Section 8.07 Severability of Provisions.

          If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

          Section 8.08 Assignment.

          This Agreement may not be assigned by the Parent or any Seller without the prior written consent of the Purchaser. This Agreement may not be assigned by the Purchaser without the prior written consent of the Seller; provided, that the Purchaser may charge, assign, pledge or hypothecate all or a portion of its rights under this Agreement to its Affiliates, their lenders and/or their agents (provided that no such assignment shall release the Purchaser from its obligations hereunder).

          Section 8.09 Further Assurances.

          Each party hereto agrees to do such further acts and things and to execute and deliver the additional assignments, agreements, powers and instruments as are reasonably required to carry into effect the purposes of this Agreement or to better assure and confirm unto the such other parties its rights, powers and remedies hereunder.

          Section 8.10 No Waiver; Cumulative Remedies.

          No failure to exercise and no delay in exercising, on the part of the Purchaser, the Parent or any Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise hereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.

          Section 8.11 Counterparts.

          This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which shall constitute one and the same instrument.

          Section 8.12 Binding.

          This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

          Section 8.13 Merger and Integration.

          Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

          Section 8.14 Headings.

          The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

          Section 8.15 Schedules and Exhibits.

          The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

          Section 8.16 WAIVER OF JURY TRIAL.

          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

          Section 8.17 Waiver of Immunity.

          To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and permitted assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of applicable law.

          Section 8.18 Costs And Expenses.

          The Parent and the Seller will pay all reasonable expenses incident to the performance of its obligations under this Agreement.

          Section 8.19 Survival of Representations.

          The respective agreements, representations, warranties, covenants, indemnities and other statements by the Parent and the Seller set forth in or made pursuant to this Agreement shall, except as provided in Section 7.04 hereof, remain in full force and survive until the third anniversary of the Closing.

          Section 8.20 Signatures.

          Any signature required with respect to this Agreement may be provided via facsimile or by electronic means and shall in either case be equally effective as the delivery of an originally executed counterpart.

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          IN WITNESS WHEREOF, the Seller, the Parent and the Purchaser have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

THE PURCHASER P&R EQUIPMENT AND FINANCE CORP

By:
Name:
Title:

THE SELLER INTERPOOL CONTAINERS LIMITED

By:
Name:
Title:

THE PARENT INTERPOOL, INC.

By:
Name:
Title:

EXHIBIT A-1

LIST OF CONTAINERS (INTERPOOL CONTAINERS LIMITED)

EXHIBIT A-2

LIST OF CONTAINERS (CAI)

EXHIBIT A-3

SUBSTITUTE LIST OF CONTAINERS

EXHIBIT B

CONTAINER SALE CERTIFICATE

          Interpool Containers Limited (the “Seller”) and P&R Equipment and Finance Corp (together with its successors and permitted assigns, the “Purchaser”), pursuant to the Sale Agreement, dated as of March 14, 2006 (as amended, restated, modified and supplemented, the “Agreement”), among Interpool, Inc., the Seller, and the Purchaser, hereby confirm their understandings with respect to the sale by Seller to the Purchaser of the containers listed on Schedule 1-A and 1-B attached hereto (the “Sold Containers”) and Related Assets as of March __, 2006. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

          For and in consideration of the sum of One United States Dollar (US$1.00) and other valuable consideration, receipt of which is hereby acknowledged, the Seller hereby assigns, conveys, sells, grants, delivers, sets over and transfers to the Purchaser and its successors and assignees forever all of the Seller’s right, title and interest in, to, and under the Sold Containers and Related Assets to have and to hold the Sold Containers and Related Assets for its and their use forever. For the avoidance of doubt, it is understood and agreed that all revenue (including lease payments) attributable to the Sold Assets prior to the Cut-Off Date shall be for the account of the Seller and all revenue (including lease payments) attributable to the Sold Assets from and after the Cut-Off Date shall be for the account of the Purchaser.

          The Seller and Parent hereby jointly and severally warrant to the Purchaser and its successors and assigns that there is hereby conveyed to the Purchaser on the date hereof title to the Sold Containers and Related Assets free and clear of any Liens other than Permitted Liens, and that the Seller and Parent will, jointly and severally, warrant and defend such title forever against all claims and demands.

          The Seller and Parent hereby, jointly and severally, certify that:

           1.       As of the Funding Date, both before and after giving effect to the sale contemplated on the Funding Date, the Seller was not insolvent under the Insolvency Law and will not be rendered insolvent by the transactions contemplated hereby; the Seller is paying its debts as they become due; and, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

           2.       Each Sold Container complies with the Container Representations and Warranties made by the Seller pursuant to the Agreement.

           3.       Seller has, or contemporaneously with the sale contemplated by this Container Sale Certificate it will have, delivered all of the documents required by the Agreement and completed all of the actions required by the Agreement.

           4.       After giving effect to the sale contemplated hereby, the Purchaser will be the owner of each Sold Container listed on the List of Containers attached hereto as Schedule 1-A and 1-B.

           5.       The information set forth on the List of Containers with respect to each of the Sold Containers is true and correct.

          EXCEPT AS OTHERWISE SET FORTH HEREIN AND WITHOUT LIMITING THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE SOLD ASSETS, WHICH ARE BEING SOLD TO PURCHASER “AS IS,” “WHERE IS” AND WITH ALL DEFECTS AT THE FUNDING DATE. WITHOUT LIMITING ANY OTHER DISCLAIMERS OR LIMITATIONS HEREIN, THE SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SOLD ASSETS, INCLUDING BUT NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY WARRANTIES ARISING OUT OF COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER MAKE NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO (A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO PURCHASER OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE SOLD ASSETS OR (B) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO PURCHASER OR ITS COUNSEL, ACCOUNTANTS, ADVISORS OR OTHER REPRESENTATIVES WITH RESPECT TO THE SOLD ASSETS, EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN SECTION 3.01(A) THROUGH (TT).

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All terms and conditions of the Agreement with respect to the Purchaser, the Seller, the Parent and the Sold Assets are hereby ratified, confirmed and incorporated herein.

THE PURCHASER P&R EQUIPMENT AND FINANCE CORP

By:
Name:
Title:

[SIGNATURE CONTINUES ON FOLLOWING PAGE]

THE SELLER INTERPOOL CONTAINERS LIMITED

THE PURCHASER P&R EQUIPMENT AND FINANCE CORP

By:
Name:
Title:

THE PARENT INTERPOOL, INC.

By:
Name:
Title:

Schedule 1-A to Container Sale Certificate

List of Containers (Interpool Containers Limited)

Schedule 1-B to Container Sale Certificate

List of Containers (CAI)

EXHIBIT C-1

MASTER EQUIPMENT LEASE AGREEMENT-INTERPOOL

EXHIBIT C-2

FINANCE LEASE-INTERPOOL

EXHIBIT C-3A

OPERATING LEASE-INTERPOOL

EXHIBIT C-3B

OPERATING LEASE-INTERPOOL

(includes Early Termination Option)

EXHIBIT C-4

MASTER EQUIPMENT LEASE AGREEMENT-CAI

EXHIBIT C-5

OPERATING LEASE-CAI

SCHEDULE 1

CEU VALUE BY CONTAINER TYPE

CONTAINER TYPE	TYPE CODE	CEU VALUE [To be verified by CAI]
20' Folding Flatrack	20FLT	2.10
20' Standard Dry Cargo	20DRY	1.00
20' Open Top	20TOP	1.60
20' Refrigerated Container	20RFR	8.50
20' Insulated High Cube	20IHC	6.90
40' High Cube Dry Cargo	40HIC	1.70
40' HC Refrigerated Container	40HCR	10.60
40' Folding Flatrack	40FLT	3.50
40' Standard Dry Cargo	40DRY	1.60
40' Insulated High Cube	40IHC	9.70
40' Open Top	40TOP	2.60
45' High Cube Dry Cargo	45HIC	2.30
53' Standard Dry Cargo

SCHEDULE 2

WIRE INSTRUCTIONS

The payment of the Final Purchase Price shall be made by wire transfer in accordance with the following instructions or as otherwise provided by the Seller on the Funding Date:

BANK	PNC Bank 960 Fort Duquesne Blvd. Pittsburgh, PA 15222, USA

ABA	043 000 096

SWIFT	PNCCUS33

ACCT NAME	Interpool Containers Limited

ACCT #	1011554433

ACCT ADDRESS	211 College Road East Princeton, NJ, USA